Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) is effective as of March 13, 2018 (the “Effective Date”), by and among Orrstown Financial Services, Inc., a Pennsylvania corporation (“Orrstown”), Orrstown Bank, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly owned subsidiary of Orrstown (the “Bank”) (Orrstown and the Bank are hereinafter collectively referred to as the “Employer”) and Benjamin W. Wallace, an adult individual (the “Executive”).

BACKGROUND

Executive is currently employed with Employer pursuant to an Employment Agreement dated May 28, 2015 (the “Employment Agreement”). Executive has submitted a voluntary resignation of employment and, as a result, Employer and Executive now desire to enter into this this Amendment (this “Amendment”) to the Employment Agreement, to address the terms and conditions of Executive’s remaining employment.

In order to effectuate this Amendment and to ensure that the remaining provisions of the Employment Agreement continue to be enforceable, Executive and Employer hereby agree: (1) to waive the Employment Agreement’s Notice provisions contained in Section 6.3.; (2) that this Amendment shall not violate or be inconsistent with the Employment Agreement’s Entire Agreement and Modification provisions contained in Section 6.4; and (3) to the extent a remaining Employment Agreement Section expressly or impliedly refers to a provision that is amended or deleted pursuant to this Amendment, those references shall be considered stricken without affecting the enforceability of the remaining provisions of the Employment Agreement Section.

Consistent with the above, and in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree the amend the Employment Agreement as follows:

ARTICLE I. Capacity and Duties.
New paragraph 1.1(c). In addition to those duties set forth in paragraph 1.1(a) and (b), Executive shall agree to complete the following projects prior to the expiration of Executive’s Employment Term:

i.	Bank at Work Project – complete set up of fields for company identification and direct deposit tracking.

ii.	CECL – complete collection of loan level data from 2010 – 2013; expectation that Company will have support to run parallel programs by 6/30/2018.

iii.	Precision Lender – final refinements to include ability to include total bank relationship of customer.

iv.	OnBoard (Jack Henry) – complete integration of account opening platform, including the following:

▪	eSign capabilities

▪	Enterprise workflow

▪	Xperience

▪	Chexsystem integration

▪	Harland Clarke integration

▪	Debit Card ordering integration

▪	Net Teller integration

▪	Cognos integration

v.	Private Banking – establish applicable product set up and coding, debit card availability. Expected to be operational by 4/1/18.

vi.	Wealth Management – define imagining project and system for OFA.

vii.	Establish a process for tracking and monitoring employee access; need to be able to identify employees who are viewing employee/director accounts.
viii.ILT – provide fully operational units for identified locations.

ix.	2018 Branch openings – prepare physical location with all needed technology and telephony needed to open and operate new branches on time.

x.	Insure stability of key ongoing operational capabilities and relationships, as follows:

▪	Website; identify support received from Banno and in-house capabilities

▪	eBranch Mortgage advertising

▪	Race Data
xi. Baker Hill commercial workflow refresh (expected implementation is early Q3).

xii. In addition to the above, Executive shall agree to complete the projects and reporting, customized programming, and ongoing responsibilities of the Technology group attached hereto and described more fully in Exhibit A.
Satisfactory completion of the foregoing projects is a condition of this Amendment and shall be determined by Employer in its sole reasonable discretion.

New paragraph 1.1(d). Prior to the expiration of Executive’s Employment Term, Executive shall provide Employer with a complete, detailed list of all contractual obligations (along with a copy of all contracts) his Department has entered into and currently in effect. In addition, Executive shall immediately withdraw from all speaking or other engagements in which he has committed to speak as a representative of Employer. Any and all requests by Executive for a release from this obligation must be made in writing.
ARTICLE II. Term of Employment.
2.1. Term. The term of Executive’s employment shall now expire on September 1, 2018, if not sooner terminated by the Employer for Cause (as defined in Section 4.3). Employer shall not contest Executive’s post-Term claim for unemployment compensation, if any.
ARTICLE III. Compensation.
3.1. Basic Compensation. As compensation for Executive’s services through the remainder of the Term, the Employer shall pay to Executive a salary at an annual rate equal to $239,498.22, payable in periodic installments in accordance with the Employer’s regular payroll practices in effect from time to time. The foregoing is hereinafter referred to as Executive’s “Base Salary.” For purposes of clarification, Executive’s Base Salary will be paid only through September 1, 2018 and, thereafter, Employer shall have no further obligation to pay Base Salary to Executive.

ARTICLE IV. Termination of Employment.
Paragraphs 4.1, 4.2, 4.4, and 4.5 are intentionally deleted.

ARTICLE V. Restrictive Covenants and Clawback
New paragraph 5.3(e). Any and all requests by Executive for restrictive covenant carve-outs or releases (including non-competition releases), must be made in writing and prior to Executive accepting subsequent employment or engagement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Benjamin Wallace
Name: (“Executive”)
/s/ Benjamin Wallace
Signature

ORRSTOWN FINANCIAL CORPORATION (“Orrstown”)

By: /s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President & CEO

ORRSTOWN BANK (the “Bank”)

By: /s/ Thomas R. Quinn, Jr.
Name: Thomas R. Quinn, Jr.
Title: President & CEO